CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in each of Centennial Bancorp's Form S-8 Registration Statement Nos. 33-44701, 33-86650 and 333-32081, and in Centennial Bancorp's Annual Report on Form 10-K as of and for the year ended December 31, 2000, of our report dated January 19, 2001, except for Note 14, as to which the date is January 24, 2001, on our audits of the consolidated financial statements of Centennial Bancorp and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, which are incorporated by reference in this Annual Report on Form 10-K.

/S/ SYMONDS, EVANS & COMPANY, P.C.



Portland, Oregon
March 26, 2001